UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 4, 2017

Griffin-American Healthcare REIT III, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55434	46-1749436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 7.01 Regulation FD Disclosure.

On October 5, 2017, Griffin-American Healthcare REIT III, Inc. (the “Company”) issued a letter to its stockholders announcing an estimated per share net asset value (“NAV”) of the Company’s common stock of $9.27, as discussed in greater detail in Item 8.01 of this Current Report on Form 8-K below. A copy of the letter to stockholders, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.1.

On October 5, 2017, the Company also issued a press release announcing the estimated per share NAV. A copy of the press release, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.2.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless it is specifically incorporated by reference therein.

Item 8.01 Other Events.

Estimated Per Share NAV

On October 4, 2017, the board of directors (the “Board”) of the Company, at the recommendation of the Audit Committee of the Board (the “Committee”), which Committee is comprised solely of independent directors, unanimously approved and established an estimated per share NAV of the Company’s common stock of $9.27. The estimated per share NAV is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding on a fully diluted basis, calculated as of June 30, 2017 (the “Valuation Date”). The Company is providing this estimated per share NAV to assist broker-dealers in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by the Financial Industry Regulatory Authority (“FINRA”), with respect to customer account statements. This valuation was performed in accordance with the methodology provided in Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Valuation Guidelines”), in addition to guidance from the U.S. Securities and Exchange Commission (“SEC”). The Company believes that there were no changes between the Valuation Date and the date of this filing that would materially impact the estimated per share NAV.

The Board previously determined an estimated per share NAV of the Company’s common stock of $9.01 calculated as of June 30, 2016. The Company intends to publish an updated estimated per share NAV on at least an annual basis.

The Committee, pursuant to authority delegated by the Board, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the estimated per share NAV of the Company’s common stock, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

The estimated per share NAV was determined after consultation with Griffin-American Healthcare REIT III Advisor, LLC, the Company’s external advisor (the “Advisor”), and Robert A. Stanger & Co., Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by the Committee. Stanger prepared an appraisal report (the “Appraisal Report”), summarizing key information and assumptions and providing an appraised value on 89 medical office and healthcare-related properties (the “Appraised Properties”) owned by the Company as of the Valuation Date. Stanger also prepared a net asset value report (the “NAV Report” and, together with the Appraisal Report, the “Reports”), which estimates the per share NAV of the Company’s common stock as of the Valuation Date of $9.27. The NAV Report incorporates the appraised value conclusions of the Appraisal Report and also includes Stanger’s valuation of the Company’s interest in its joint venture with respect to Trilogy Investors, LLC (“Trilogy” and with respect to the Company’s interest therein, the “Trilogy Interest”), Stanger’s valuation of the Company’s loans receivable and debt security investment (the “Debt Investments”), Stanger’s valuation of the Company’s mortgage loan, term loan and line of credit payables (the “Debt Liabilities”), Stanger’s estimate of the non-controlling interest held by a joint venture partner in one of the Appraised Properties, and Stanger’s estimate of the Advisor’s subordinated participation in net sales proceeds due upon liquidation of the Company’s portfolio. The NAV Report also relied upon the acquisition price of one property (the “Recent Acquisition”) acquired within the three months preceding the Valuation Date, the contract terms relating to the sale of one property (the “Pending Disposition”), and the value of the Company’s cash, other assets and liabilities as of the Valuation Date, to calculate an estimated per share NAV of the Company’s common stock.

Upon the Committee’s receipt and review of the Reports, the Committee recommended $9.27 as the per share NAV to the Board. Upon the Board’s receipt and review of the Reports and the recommendation of the Committee, the Board approved $9.27 as the estimated per share NAV of the Company’s common stock calculated as of June 30, 2017.

The table below sets forth the calculation of the Company’s estimated per share NAV calculated as of June 30, 2017 and June 30, 2016. Certain amounts are reflected net of non-controlling interests, as applicable.

Estimated Per Share NAV
(Dollars in Thousands, Except Share and Per Share Data)

	As of June 30, 2017				As of June 30, 2016
	Estimated Value		Estimated Value Per Share		Estimated Value		Estimated Value Per Share
Appraised Properties	$1,620,880	(a)	$8.21	(a)	$1,328,710	(b)	$6.85	(b)
Trilogy Interest	640,832		3.24		625,603	(c)	3.23	(c)
Debt Investments	102,917		0.52		147,055		0.76
Cash and Other Assets	31,176	(d)	0.16	(d)	158,331	(d)	0.82	(d)
Debt Liabilities	(532,199)	(d)	(2.69)	(d)	(433,670)	(d)	(2.24)	(d)
Other Liabilities	(31,196)	(d)	(0.16)	(d)	(79,582)	(d)	(0.41)	(d)
Adjustment – Lakeview Non-Controlling Interest	(1,270)		(0.01)		—		—
Adjustment – Advisor Subordinated Participation	—		—		—		—
Estimated Net Asset Value	$1,831,140		$9.27		$1,746,447		$9.01

Fully Diluted Shares Outstanding (in thousands)	197,637				193,932
_____________

(a)	Includes Recent Acquisition completed in the second quarter of 2017 at a purchase price of $4.7 million and Pending Disposition of $14.5 million, neither of which were appraised or valued by Stanger.

(b)	Includes acquisitions completed in the second quarter of 2016 at an aggregate purchase price of $43.5 million, which were not appraised or valued by Stanger.

(c)	Includes acquisitions completed in the second quarter of 2016 at an aggregate purchase price of $135.1 million in derivation of Trilogy Interest value, which were not appraised or valued by Stanger.

(d)	Excludes Trilogy joint venture Cash and Other Assets, Debt Liabilities and Other Liabilities which are reflected in the Trilogy Interest value.
Methodology and Key Assumptions

In determining an estimated per share NAV of the Company’s common stock, the Board considered the recommendation of the Committee, the Reports provided by Stanger and information provided by the Advisor. The Company’s goal in calculating an estimated per share NAV is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.

FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its estimated per share NAV. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per share NAV, and these differences could be significant. The estimated per share NAV is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated asset values may not represent current market value or book value. The estimated value of the Appraised Properties does not necessarily represent the value the Company would receive or accept if the assets were marketed for sale. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The estimated per share NAV does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount compared to the sum of the individual property values. The estimated per share NAV also does not take into account estimated disposition costs and fees for real estate properties or interests therein.

Independent Valuation Firm

Stanger was selected by the Committee to render its Reports as further described below. Stanger is actively engaged in the business of valuing commercial real estate properties and debt investments and liabilities similar to those owned and owed by the Company. While the Company and other entities managed or sponsored by affiliates of the Advisor have engaged or may engage Stanger in the future for services of various kinds, the Company believes that there are no material conflicts of interest with respect to its engagement of Stanger. The Company engaged Stanger, with approval from the Committee, to deliver its Reports to assist in the net asset value determination and Stanger received normal and customary compensation for those efforts. In addition, the Company has agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Stanger has been engaged by the Company as an appraiser to provide (i) its estimate of the per share NAV of the Company’s common stock calculated as of June 30, 2016, (ii) its estimated value of the common units, warrants and profits interest associated with Trilogy as of October 1, 2016, in conjunction with the Company’s financial reporting and goodwill impairment testing, and (iii) its estimated value of the profits interest of Trilogy as of December 1, 2015 for financial reporting purposes. Stanger has been engaged in the past two years and is currently engaged to provide an estimated net asset value of a non-traded real estate investment trust (“REIT”) that is sponsored by Colony NorthStar, Inc., which indirectly owns approximately 45.1% of American Healthcare Investors, LLC, our co-sponsor, and is a partial owner of Trilogy. In all cases above, Stanger was paid usual and customary financial advisory and/or valuation fees. Stanger may from time to time in the future perform other services for the Company, the Advisor or its affiliates. The compensation the Company paid to Stanger related to the valuation is based on the scope of work and not on the appraised values of the Appraised Properties or the estimated per share NAV of the Company’s common stock. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, the real estate appraisal industry standards created by The Appraisal Foundation. The Appraisal Report was reviewed, approved and signed by individuals with the professional designation of Member Appraisal Institute licensed in the state where each real property is located. The use of the Appraisal Report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.

Stanger collected reasonably available material information that it deemed relevant in appraising the Company’s Appraised Properties, estimating the value of the Trilogy Interest, the Debt Investments and Debt Liabilities and estimating the per share NAV of the Company’s common stock. Stanger relied in part on information provided by the Advisor, including, but not limited to, (i) property historical and projected operating revenues, expenses and occupancy; (ii) property lease agreements and/or lease abstracts; (iii) purchase option agreements or summaries; (iv) historical and projected earnings of the Ancillary Businesses (as defined below); (v) information on a recent acquisition and pending disposition; (vi) loan agreements, collateral information and amortization schedules; and (vii) information regarding recent or planned capital expenditures. In conducting its investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Stanger reviewed information supplied or otherwise made available by the Company or the Advisor, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, the Board, and/or the Advisor. Stanger relied on the Company to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

Although Stanger considered comments received from the Company or the Advisor during the valuation process, the final appraised values of the Company’s Appraised Properties and the value estimate of the Trilogy Interest, Debt Investments and Debt Liabilities were determined by Stanger. The Reports are addressed solely to the Committee to assist it in calculating and recommending to the Board an estimated per share NAV of the Company’s common stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an estimated per share NAV of the Company’s common stock, and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock.

As of the Valuation Date, the aggregate value of the Appraised Properties, the Trilogy Assets (as defined below and after adjustment for third-party landlord interests, purchase options and projected capital improvements as noted below), the Recent Acquisition, Pending Disposition and Debt Investments was approximately $3.32 billion compared with an aggregate initial investment, including subsequent capital expenditures, of approximately $2.99 billion.

The foregoing is a summary of the standard assumptions, qualifications, and limitations that generally apply to the Reports. The Reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports.

Valuation Methodology

Valuation of Appraised Properties

To estimate the value of the Appraised Properties, Stanger has performed a site visit and conducted an appraisal for the 89 Appraised Properties, consisting of 54 medical office properties, two net-leased hospitals, seven net-leased skilled nursing facilities, 13 net-leased senior housing properties and 13 senior housing properties operated utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”). In determining its value opinion of each Appraised Property, Stanger utilized all information that it deemed relevant, including information from the Advisor and its own data sources, including trends in capitalization rates, leasing rates and other economic factors. In conducting its appraisals of the Appraised Properties, and pursuant to its engagement, Stanger utilized the income approach to valuation, specifically a direct capitalization analysis and discounted cash flow analysis for the medical office properties and triple-net leased hospitals, and a direct capitalization analysis for the triple-net leased skilled nursing facility, triple-net leased senior housing properties and the RIDEA senior housing properties. The direct capitalization analysis was performed by applying a market capitalization rate for each applicable Appraised Property to the estimated stabilized forward-year annual net operating income at each such property. In selecting each capitalization rate, Stanger took into account, among other factors, prevailing capitalization rates in the applicable property sector, the property’s location, age and condition, the property’s operating trends and, for triple-net leased properties, the lease coverage ratios, and other unique property factors. In applying the discount cash flow analysis, a market discount rate and terminal capitalization rate was applied to multi-year property projections which factored in, among other things, the leases encumbering the properties, market conditions with respect to lease-up or releasing and property historical and projected operating trends. As applicable, Stanger adjusted the capitalized value of each Appraised Property for any excess land, deferred maintenance or capital needs, rent abatements and lease-up costs to estimate the “as-is” value of each Appraised Property. Stanger then adjusted the “as-is” property values, as appropriate, for the Company’s allocable ownership interest in the Appraised Properties to account for the interests of any third-party investment partners, including any priority distributions. Stanger’s Appraisal Report was certified by an appraiser licensed in the state in which the Appraised Properties were located. As of the Valuation Date, the aggregate estimated value of the Appraised Properties was approximately $1.602 billion.

The following summarizes the key assumptions that were used in the discounted cash flow and direct capitalization analyses to arrive at the value of the Appraised Properties:

	Range		Weighted Average*
	Minimum	Maximum

Medical Office Properties
Discount Rate	6.50%	8.50%	7.19%
Terminal Capitalization Rate	5.75%	7.75%	6.44%
Direct Capitalization Rate	5.00%	7.50%	6.19%

Triple-Net Hospitals
Discount Rate	5.79%	7.75%	6.07%
Terminal Capitalization Rate	6.25%	6.75%	6.32%
Direct Capitalization Rate	5.25%	6.25%	5.40%

Triple-Net Skilled Nursing
Direct Capitalization Rate	8.00%	9.50%	8.39%

Triple-Net Senior Housing
Direct Capitalization Rate	6.00%	6.00%	6.00%

RIDEA Senior Housing
Direct Capitalization Rate	6.00%	6.25%	6.24%

* Weighted by valuation net operating income.

Valuation of Trilogy Interest

Trilogy includes both a healthcare real estate portfolio comprised of 111 senior housing/healthcare campuses (including campuses currently under construction) that provide skilled nursing, assisted living, independent living, adult day care, and memory care services, and also ancillary businesses comprised of pharmacy and therapy businesses (the “Ancillary Businesses”, and together with the Trilogy healthcare real estate portfolio, the “Trilogy Assets”). As part of its valuation, Stanger has performed a site visit of 98 of the Trilogy campuses. The Trilogy healthcare portfolio was valued, for those properties that were currently operational or expected to be operational in the near term, utilizing the income approach, specifically a direct capitalization analysis, similar to the process described above in “Valuation of Appraised Properties.” Exceptions to the use of the direct capitalization analysis were for: (i) one in-process development campus for which current development costs through the Valuation Date were utilized as the property value; (ii) one campus sold shortly after the Valuation Date, for which the sale price achieved was used as the property value; and (iii) one campus identified to be sold and not currently operational, for which Stanger used the appraised value as prepared by a third-party around the Valuation Date, less estimated carrying costs until the assumed date of sale of the campus. In addition, Stanger adjusted the value of the Trilogy healthcare and real estate portfolio for seven under-development additions to existing campuses for which the financial projections for the campuses did not include the impact of these on-going additions, by adding to the capitalized value of the campuses the development costs to-date pertaining to such additions. The Ancillary Businesses were also valued utilizing a direct capitalization analysis applied to 2017 budgeted earnings before interest, taxes, depreciation and amortization (“EBITDA”). From the aggregate gross value of the Trilogy Assets, Stanger added or subtracted, as appropriate, outstanding borrowings based on their value determined by Stanger, the value held by third-party landlords that lease assets to Trilogy, as determined by Stanger utilizing either a direct capitalization analysis or, in the case of relatively short-term leases, a discounted cash flow analysis, the value of purchase options on such leased properties held by Trilogy, any capital improvements projected by management for the healthcare properties and other balance sheet assets and liabilities as provided by the Advisor to derive an estimated equity value of Trilogy. Stanger then applied the terms of the Trilogy joint venture agreement, including any distribution priorities and factoring in the value of common units, warrants and profits interests given to management, to its Trilogy equity value estimate to establish the value of the Company’s Trilogy Interest. As of the Valuation Date, Stanger’s estimate of the value of the Trilogy Assets (after adjustment for third-party landlord interests, purchase options and projected capital improvements) and Trilogy Interest was approximately $1.595 billion and $640.8 million, respectively. The following summarizes the key assumptions that were used in the direct capitalization analyses to arrive at Stanger’s estimated value of the Trilogy Assets that were utilized in the determination of the Trilogy Interest value:

	Range		Weighted Average
	Minimum	Maximum

Healthcare Properties
Direct Capitalization Rate	6.25%	12.00%	8.36%

Ancillary Businesses
Direct Capitalization Rate	14.29%	16.81%	15.23%

Valuation of Debt Investments and Debt Liabilities

The estimated value of the Debt Investments and Debt Liabilities was determined by Stanger for each Debt Investment and Debt Liability by applying a discounted cash flow (“DCF”) analysis over the projected remaining term of the investment or liability. The cash flows used in the DCF analysis were based on the investment’s or loan’s contractual agreement and corresponding interest and principal payments. The expected cash flow was then discounted at an interest rate that Stanger deemed appropriate based on what Stanger determined a current market participant would require for instruments with similar collateral and duration assuming an orderly market environment, taking into account items such as remaining loan term, loan-to-value ratio, collateral type, debt service coverage, security position, prepayment provisions and other factors deemed relevant, as available. The range of discount rates used by Stanger for the Debt Investments were approximately 6.00% to 9.00% and the weighted average discount rate was approximately 8.03%. The range of discount rates used by Stanger for the Debt Liabilities was approximately 3.05% to 7.45% and the weighted average discount rate was approximately 4.09%.

Cash, Other Assets and Other Liabilities

To derive the estimated per share NAV, Stanger added the Company’s other tangible assets and liabilities (excluding those related to Trilogy which were included in the Trilogy Interest valuation) from the Company’s June 30, 2017 balance sheet, to its estimated value of the Appraised Properties, Trilogy Interest, Debt Investments and Debt Liabilities. The carrying value of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions, and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments or liabilities.

Advisor Subordinated Participation

The estimated per share NAV was calculated by Stanger net of the Advisor’s subordinated participation in net sale proceeds in the event of a liquidation of the portfolio, which the Company advised Stanger was equal to 15% of net sale proceeds after stockholders are paid a return of capital plus an annual 7% cumulative, non-compounded return.

The Board’s Determination of the Estimated Per Share NAV

On October 2, 2017, Stanger delivered its final Reports to the Audit Committee. The Audit Committee was given an opportunity to confer with the Advisor and Stanger regarding the methodologies and assumptions used therein. The Audit Committee then recommended that the Board establish $9.27 as the estimated per share NAV of the Company’s common stock. The Board is ultimately and solely responsible for the establishment of the estimated value per share of the Company’s common stock. In arriving at its determination of the estimated value per share, the Board considered all information provided in light of its own familiarity with the Company’s assets and unanimously approved the estimated value recommended by the Audit Committee, or a per share NAV of $9.27, on October 4, 2017.

Sensitivity Analysis

Changes to the key assumptions used to arrive at the estimated per share NAV, including the capitalization rates and discount rates used to value the Appraised Properties, Trilogy Assets, Debt Investments and Debt Liabilities, could have a significant impact on the underlying value of the Company’s assets. The following table presents the impact on the estimated per share NAV of the Company’s common stock resulting from a 5.0% increase and decrease to the discount rates and terminal capitalization rates for those Appraised Properties for which the value conclusion was determined upon a DCF analyses, the direct capitalization rates for those Appraised Properties and the Trilogy Assets, the value of which was determined based upon a direct capitalization analysis and the market interest rate for the Debt Investments and Debt Liabilities:

	Range of Value
	Low	Concluded	High

Estimated Per Share Net Asset Value	$8.58	$9.27	$10.03
Weighted Average Discount Rate (Appraised Properties)	7.39%	7.03%	6.68%
Weighted Average Terminal Capitalization Rate (Appraised Properties)	6.75%	6.42%	6.10%
Weighted Average Capitalization Rate (Appraised Properties)	7.07%	6.74%	6.40%
Weighted Average Capitalization Rate (Trilogy)	9.19%	8.78%	8.37%
Weighted Average Discount Rate (Debt Investments)	8.43%	8.03%	7.62%
Weighted Average Discount Rate (Debt Liabilities)	3.89%	4.09%	4.30%

The following table presents the impact on the estimated per share NAV of the Company’s common stock resulting from a 5.0% increase and decrease to discount rates and terminal capitalization rates for those Appraised Properties for which the value conclusion was determined upon a DCF analyses, the direct capitalization rates for those Appraised Properties and the Trilogy Assets, the value of which was determined based upon a direct capitalization analysis and the market interest rate for the Debt Investments and Debt Liabilities:

	Range of Value
	Low	Concluded	High

Appraised Properties	$8.87	$9.27	$9.70
Trilogy Joint Venture	$9.05	$9.27	$9.51
Debt Investments and Debt Liabilities	$9.19	$9.27	$9.35
Total	$8.58	$9.27	$10.03

Limitations and Risks of Estimated Per Share NAV

As with any valuation, the methodologies used by the Board to determine the estimated per share NAV are based upon a number of estimates, assumptions, judgments and opinions that may prove later to be inaccurate or incomplete. The use of different valuation methods, estimates, assumptions, judgments or opinions may have resulted in significantly different estimates of the per share NAV of the Company’s common stock.

Although the Board relied on estimated values of the Company’s assets and liabilities in establishing the estimated per share NAV, the estimated per share NAV may bear no relationship to the Company’s book value as determined by GAAP, as the Company’s book value for most real estate is based on the amortized cost of the property, subject to certain adjustments. In addition, the estimated per share NAV may not represent the price at which the shares of the Company’s common stock would trade on a national securities exchange, the amount realized in a sale, merger or liquidation of the Company or the amount a stockholder would realize in a private sale of shares.

Furthermore, in reaching an estimate of the per share NAV of the Company’s shares, the Board did not include a discount for debt that may include a prepayment obligation or a provision precluding assumption of the debt by a third party. In addition, costs that are likely to be incurred in connection with an appropriate exit strategy, whether that strategy involves a listing of the Company’s shares of common stock on a national securities exchange, a merger of the Company, or a sale of the Company’s portfolio, were not included in the Board’s estimate of the per share NAV of the Company’s shares.

The estimated value of the Company’s assets and liabilities is as of a specific date and such value is expected to fluctuate over time in response to future events, including but not limited to, changes to commercial real estate values, particularly healthcare-related real estate, changes in market interest rates for real estate debt, changes in capitalization rates, rental and growth rates, changes in laws or regulations impacting the healthcare industry, demographic changes, returns on competing investments, changes in the amount of distributions on the Company’s common stock, repurchases of the Company’s common stock, the proceeds obtained for any common stock or other transactions, local and national economic factors and the factors specified in Part I, Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. There is no assurance that the methodologies used to establish the estimated per share NAV would be acceptable to FINRA or in compliance with Employee Retirement Income Security Act guidelines with respect to their reporting requirements.

Distribution Reinvestment Plan

Pursuant to the Company’s distribution reinvestment plan (“DRIP”), distributions will be reinvested in shares of the Company’s common stock at a price equal to the most recent estimated value of one share of the Company’s common stock, as determined by the Board. Accordingly, commencing with the distribution payment to be paid to the Company’s stockholders in the month of November 2017, shares of the Company’s common stock issued pursuant to the DRIP will be issued at $9.27 per share until such time as the Board determines a new estimated per share NAV. Stockholders who presently participate in the DRIP do not need to take any action to continue their participation in the DRIP.

Share Repurchase Plan

In accordance with the Company’s share repurchase plan (“SRP”), the prices per share at which the Company will repurchase shares of its common stock are as follows: (i) for stockholders who have continuously held their shares of the Company’s common stock for at least one year, 92.5% of the “Repurchase Amount,” as such term is described below; (ii) for stockholders who have continuously held their shares of the Company’s common stock for at least two years, 95.0% of the Repurchase Amount; (iii) for stockholders who have continuously held their shares of the Company’s common stock for at least three years, 97.5% of the Repurchase Amount; and (iv) for stockholders who have continuously held their shares of the Company’s common stock for at least four years, 100% of the Repurchase Amount. Pursuant to the SRP, the Repurchase Amount that is used to calculate the price at which shares will be repurchased is equal to the lesser of: (i) the amount per share that a stockholder paid for their shares of the Company’s common stock; or (ii) the most recent estimated value of one share of the Company’s common stock, as determined by the Board. Accordingly, commencing with share repurchase requests submitted during the fourth quarter of 2017, the estimated per share NAV of $9.27 will serve as the “Repurchase Amount” for stockholders who purchased their shares at a price equal to or greater than $9.27 per share in the Company’s initial public offering, until such time as the Board determines a new estimated per share NAV.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated per share NAV of the Company’s common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “believes,” “expects,” “will,” “should,” “projects,” “intends,” “estimates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2017 and June 30, 2017 filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K and in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated per share NAV.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Griffin-American Healthcare REIT III, Inc. Letter to Stockholders dated October 5, 2017
99.2	Griffin-American Healthcare REIT III, Inc. Press Release dated October 5, 2017
99.3	Consent of Robert A. Stanger & Co., Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT III, Inc.

October 5, 2017	By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Griffin-American Healthcare REIT III, Inc. Letter to Stockholders dated October 5, 2017
99.2	Griffin-American Healthcare REIT III, Inc. Press Release dated October 5, 2017
99.3	Consent of Robert A. Stanger & Co., Inc.